SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934 (Amendment No. )

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[_]  Confidential, For Use of the                        14a-12
       Commission Only (as permitted
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[_]  Definitive Proxy Statement
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ENTERPRISE FINANCIAL SERVICES CORP
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(Name of Registrant as Specified In Its Charter)

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(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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ENTERPRISE FINANCIAL SERVICES CORP

150 NORTH MERAMEC
CLAYTON, MISSOURI 63105

NOTICE OF 2009 ANNUAL MEETING OF STOCKHOLDERS

The Annual Meeting of Stockholders of Enterprise Financial Services Corp will be held at The Kemp Auto Museum, 16955 Chesterfield Airport Road, Chesterfield, Missouri 63005 on Thursday, April 30, 2009, at 4:00 p.m. local time, for the following purposes:

1.	To elect 12 directors to hold office until the next Annual Meeting of Stockholders or until their successors are elected and have qualified.

2.	An advisory (non-binding) vote approving executive compensation.

The Board of Directors has fixed the close of business on March 2, 2009, as the record date for the determination of stockholders entitled to notice of and to vote at the meeting.

It is important that your shares be represented and voted at the meeting. You have three options for voting your shares:

               1. vote via the Internet,

               2. vote via the telephone or

               3. complete and return the proxy card sent to you.

For Internet or telephone voting, instructions are printed on the proxy card sent to you. You can revoke a proxy at any time prior to its exercise at the meeting by following the instructions in the accompanying proxy statement.

By Order of the Board of Directors,

Noel J. Bortle, Secretary
Clayton, Missouri
March 20, 2009

ENTERPRISE FINANCIAL SERVICES CORP

150 NORTH MERAMEC
CLAYTON, MISSOURI 63105

PROXY STATEMENT

These proxy materials are delivered by the Board of Directors of Enterprise Financial Services Corp (the “Company” or “EFSC”), in connection with the solicitation of proxies to be voted at the 2009 Annual Meeting of Stockholders or any adjournment or postponement thereof.

QUESTIONS ABOUT THE MEETING AND THESE PROXY MATERIALS

This Proxy Statement and the proxy card were first mailed to stockholders on or about March 20, 2009.

What may I vote on?

1.	The election of 12 directors to hold office until the next Annual Meeting of Stockholders or until their successors are elected and have qualified.

2.	Proposal A, an advisory (non-binding) vote to approve our executive compensation, as disclosed in this proxy statement.

THE BOARD UNANIMOUSLY RECOMMENDS A VOTE FOR THE ELECTION AS DIRECTORS OF
THE NOMINEES NAMED HEREIN AND A VOTE IN FAVOR OF PROPOSAL A.

Who can vote at the meeting? Our Board of Directors has set March 2, 2009 as the record date for the Annual Meeting. All stockholders who owned our common stock at the close of business on the record date may attend and vote at the Annual Meeting. On the Record Date, there were 12,831,457 shares of common stock outstanding. Shares held as of the record date include shares that are held directly in your name as the stockholder of record and those shares held for you as a beneficial owner through a stockbroker, bank or other nominee.

How do I vote my shares?
If your shares are registered directly in your name with our stock transfer agent, Computershare, you are considered a stockholder of record and the beneficial owner of those shares. As a stockholder of record, you have the right to grant your voting proxy directly to the Company, or to vote in person at the meeting.

If your shares are held in a stock brokerage account or by a bank, you are still considered the beneficial owner of those shares, but your shares are said to be held in “street name.” Generally, only stockholders of record may vote in person at the meeting. If your shares are held in street name, you will receive a form from your broker or bank seeking instruction as to how your shares should be voted. If you desire to vote shares held in street name in person at the meeting, you need to contact your broker and ask how to obtain a “legal proxy” to directly vote such shares.

Distribution of Proxy Solicitation and Other Required Annual Meeting Materials
Rules adopted by the U.S. Securities & Exchange Commission, or SEC, have recently become effective which require us to change the way we make our proxy statement and other annual meeting materials available to you. The rules require that we mail a notice to our stockholders advising that our proxy statement, annual report to stockholders, electronic proxy card and related materials are available for viewing, free of charge, on the Internet. Stockholders may then access these materials and vote over the Internet or request delivery of a full set of materials by mail or email. These new rules will help us lower the cost of conducting our annual meeting by reducing costs associated with printing and postage.

We will begin mailing the required Notice of Internet Availability of Proxy Materials to stockholders on or about March 20, 2009. The proxy materials will be posted on the Internet, at www.proxyvote.com, no later than the day we begin mailing the Notice. If you receive the Notice, you will not receive a paper or email copy of the proxy materials unless you request one in the manner set forth in the Notice.

The Notice of Internet Availability of Proxy Materials contains the following important information:

  The date, time and location of the annual meeting;

  A brief description of the matters to be voted on at the meeting;

  A list of the proxy materials available for viewing on www.proxyvote.com and the control number you will use to access the site; and

  Instructions on how to access and review the proxy materials online, how to vote your shares over the Internet, and how to get a paper or email copy of the proxy materials, if that is your preference.

Can I change my vote? Yes. If you are the stockholder of record, you may revoke your proxy at any time before the Annual Meeting by:

  entering a new vote by Internet or telephone;

  returning a later-dated proxy card;

  sending written notice of revocation to the Secretary of the Company; or

  attending the Annual Meeting and voting by ballot.

To change your vote for shares you hold in street name, you will need to follow the instructions provided by your broker or bank.

How are shares of Common Stock voted at the meeting? Each holder of Common Stock is entitled to one vote for each share of Common Stock held with respect to each matter to be voted upon; provided, however, that cumulative voting is available for the election of directors.

All shares of Common Stock represented at the Annual Meeting by properly executed proxies received prior to or at the Annual Meeting which, are not properly revoked will be voted at the Annual Meeting in accordance with the instructions indicated on such proxies. If no contrary instructions are indicated, such proxies will be voted FOR the election of the Board's director nominees and FOR approval of Proposal A.

What does cumulative voting in the election of directors involve? Under cumulative voting, each stockholder is entitled to cast a number of votes equal to the number of shares held by such stockholder multiplied by the total number of directors to be elected. These votes may be divided among all nominees equally or may be voted for one or more of the nominees, either in equal or unequal amounts, as the stockholder may elect. A plurality of votes cast at the Annual Meeting is required for the election of each director, which effectively means that the twelve persons receiving the most votes will be elected as directors. Shares held by a stockholder who elects to withhold authority to vote for all nominees will not participate in the election for directors but will be present for other quorum and business purposes. A stockholder who withholds authority to vote for one or more (but less that all) director nominees will be deemed to have elected to allocate all his votes equally among all remaining director nominees. Notwithstanding the foregoing, the proxies have, and may exercise, authority to cumulate and allocate votes from other stockholders to allocate votes in favor of the nominees as to which the “withholding stockholder” has withheld authority. If any other proposals were to come before the meeting, each stockholder would be entitled to one vote for each share of Common Stock held by such stockholder.

How many votes are required to adopt the proposal relating to compensation? The non-binding proposal relating to our executive compensation requires a majority of the shares actually voting upon the matter regardless of whether the number of favorable votes constitutes a majority of the shares outstanding or a majority of the shares present at the meeting.

Except in those cases in which approval is required by a majority of all outstanding shares of Common Stock eligible to vote, an abstention from voting on a matter by a stockholder present in person or by proxy will have no effect on the action being taken. If a broker or other nominee holder indicates on the Proxy Card that it does not have discretionary authority to vote the shares it holds of record on a proposal, those shares will not be considered as present and entitled to vote on the proposal.

Who pays for this proxy solicitation? The Company will pay the entire cost of preparing, assembling, printing, mailing and distributing these proxy materials. In addition to solicitation by mail, proxies may be solicited in person or by telephone or by other means by the Company’s directors, officers or employees, who will not receive any additional compensation for solicitation activities. The Company has engaged Broadridge Financial Solutions, Inc., for a fee to be determined, to assist in the distribution and tabulation of proxies. The Company will also reimburse brokerage firms and other nominees, custodians and fiduciaries for costs incurred by them in mailing proxy materials to the beneficial owners of common stock as of the record date.

_________________________

The date of this Proxy Statement is March 20, 2009.

ELECTION OF DIRECTORS

The Board of Directors, upon recommendations of its Nominating and Governance Committee, has nominated for election the 12 persons named below. It is intended that proxies solicited will be voted for such nominees, in accordance with our cumulative voting structure as discussed above. The Board of Directors believes that each nominee named below will be able to serve, but should any nominee be unable to serve as a director, the persons named in the proxies have advised that they will vote for the election of such substitute nominee as the Board of Directors may propose.

The following biographical information is furnished with respect to each member of the Board of Directors of the Company, some of whom also serve as directors and officers of one or more of the Company’s subsidiaries, including Enterprise Bank & Trust (the “Bank”).

There are no family relationships between or among any directors or executive officers of the Company. Except as noted below, except for their service on our Board of Directors, none of the Company’s directors or executive officers serves as a director of (i) any company that has a class of securities registered under or that is subject to the periodic reporting requirements of the Securities Exchange Act of 1934, or (ii) any investment company registered under the Investment Company Act of 1940.

			Director
Name	Principal Occupation and Five Year Business Experience	Age	Since
James J. Murphy, Jr.	Chairman and Chief Executive Officer, Murphy Company (mechanical specialty contracting firm) since 1979. Chairman of the Board of the Company since May 2008; Lead Director of the Company November 2005 through May 2008.	65	2002

Kevin C. Eichner	President, Ottawa University (higher education) Ottawa, Kansas since July 2008; President and Chief Executive Officer of Enterprise Financial Services Corp July 2002 to May 2008; Chairman, Enterprise Trust division since 2004; Vice Chairman of the Company since 1995; Chief Executive Officer, GenAmerica Financial Corporation (financial services) 2000-2002.	57	1995

Peter F. Benoist	President and Chief Executive Officer of the Company since May 2008; Executive Vice President and Chairman and Chief Executive Officer of the Bank from October 2002 through May 2008, and Chairman of the Company’s Board November 2005 through May 2008; Executive Director, St. Louis Regional Housing and Community Development Alliance 1999-2002.	61	2002

Michael A. DeCola	President and Chief Executive Officer, Mississippi Lime Company (calcium based chemical products) since 1999.	55	2007

William H. Downey	President & Chief Operating Officer, Great Plains Energy Inc. (electric utilities) since 2003; Director, Great Plains Energy Inc. (NYSE: GXP) since 2003; President and Chief Operating Officer, Kansas City Power & Light Company since 2000; Executive Vice President, Great Plains Energy, Inc. 2002-2003;	64	2002

Robert E. Guest, Jr.	Partner, The Affinity Law Group since 2007, Partner, Doster Mickes James Ullom Benson & Guest, LLC (law firm) from 2005 - 2007; Partner, Benson & Guest LLP (law firm) from 1986 - 2005.	54	2002

Lewis A. Levey	Chairman & CEO, Enhanced Value Strategies, Inc. (real estate consultant) since 1997. Trust Manager (Director) and member of Audit Committee, Camden Property Trust (a REIT focused on multi-family residential housing) (NYSE: CPT) since 1997.	66	2005

Birch M. Mullins	President, Baur Properties (real estate investments) since 1988.	65	1996

Brenda D. Newberry	Chairman & Founder, The Newberry Group (global IT consultancy) since 2009; Chairman & CEO 2006-2009; President & CEO 1996 - 2005.	55	2007

			Director
Name	Principal Occupation and Five Year Business Experience	Age	Since
Robert E. Saur	Chairman, Conrad Properties (developer of commercial and residential real estate properties) since 1975.	65	1995

Sandra A. Van Trease	Group President, BJC HealthCare (not-for-profit operator of hospitals) since 2004; President and Chief Executive Officer, UNICARE (an operating unit of Well Point Inc., a health insurance company) 2002-2004; President, Chief Financial Officer and Chief Operating Officer of RightChoice (health insurance company) 2000-2002. Director and member of Audit Committee for Peabody Energy (NYSE: BTU) since 2002.	48	2005

Henry D. Warshaw	President, Ocala First Corp.; Managing Member, Virtual Realty Enterprises (real estate investments) since 1998.	54	1996

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR EACH OF THE
INDIVIDUALS LISTED ABOVE FOR ELECTION AS DIRECTORS OF THE COMPANY.

BOARD AND COMMITTEE MEETINGS

All Committee members are appointed by the Board. In addition, the Board has established membership standards for each committee which require that a certain number of committee members must be “independent directors,” as that term is defined in Rule 4200 (a)(15) of the NASDAQ rules.

The Board met eleven times in 2008. All directors except Director Van Trease attended at least 75% of all meetings of the full Board and of those committees on which they served in 2008. The Company’s Board of Directors periodically held executive sessions of the members of the Board who met the then current standards of independence. Executive sessions of the Board were presided over by the Chairman. In 2009, the Board is scheduled to meet eight times.

Executive Committee
The Executive Committee is empowered to act on behalf of, and to exercise the powers of, the full Board of Directors in the management of the business and affairs of the Company when the full Board of Directors is not in session, except to the extent limited by applicable Delaware law. The charter for the Executive Committee may be found at the Company’s website at www.enterprisebank.com. All actions by the committee are reported at the next regular Board of Directors meeting. In addition, approved Executive Committee minutes are shared with all Directors. In 2008, the committee met once.

The Committee consists of at least five non-employee directors who are “independent directors” as defined in the NASDAQ standards. For 2008, the independent members of the Executive Committee consisted of Directors, Mullins, Murphy, Saur, Van Trease and Warshaw. The non-independent members of the Committee were Directors Benoist and Eichner.

Audit Committee
The Audit Committee oversees the Company’s financial reporting process on behalf of the Board of Directors by reviewing all audit processes and fees, the financial information provided to the stockholders and the Company’s systems of internal financial controls. The Audit Committee has the authority and responsibility to select and evaluate and, where appropriate, replace the Company’s independent registered public accounting firm (the “independent auditors”).

The Audit Committee consists of three or more directors who meet the NASDAQ independence standards. In 2008, the Audit Committee consisted of Directors Van Trease (Committee Chairwoman), Guest, Newberry and Warshaw. The Audit Committee met five times in 2008.

The Board of Directors has determined that Directors Guest, Van Trease and Warshaw satisfy the requirements of a “financial expert” as defined in Item 401(h)(2) of Regulation S-K and satisfy the definition of “financially sophisticated” under NASDAQ Rule 4350(d). On December 12, 2009, Virtual Realty Enterprises LLC, an investment fund controlled by Director Warshaw, purchased $5.0 million of trust preferred securities from a statutory trust sponsored by the Company. In light of Mr. Warshaw’s acquisition of these trust preferred securities, the Audit Committee felt that, while Mr. Warshaw still met the independence standards of the NASDAQ, as a best practice he should rotate off of the Audit Committee. Director Warshaw therefore resigned from the Audit Committee on January 23, 2009.

In the opinion of the Company’s Board, none of the Directors on the Audit Committee has a relationship with the Company or the Bank that would interfere with the exercise of independent judgment in carrying out their responsibilities as director. None of them is or has been for the past three years an employee of the Company or the Bank, and none of their immediate family members is or has for the past three years been an executive officer of the Company or the Bank.

As noted in the Audit Committee’s charter, which is available on the Company’s website at www.enterprisebank.com, the Company’s management is responsible for preparing the Company’s financial statements. The Company’s independent auditors are responsible for auditing the financial statements. The activities of the Audit Committee are in no way designed to supersede or alter those traditional responsibilities. The Audit Committee’s role does not provide any special assurances with regard to the Company’s financial statements, nor does it involve a professional evaluation of quality of audits performed by the independent auditors.

The Audit Committee reassesses the adequacy of the charter on an annual basis.

The Audit Committee has considered whether the provision by KPMG LLP of the services covered by the audit fees is compatible with maintaining KPMG LLP’s independence and concluded that it is compatible.

The Audit Committee is responsible for pre-approving all auditing services and permitted non-auditing services to be performed by the Company’s independent auditors. The Chairperson of the Audit Committee has authority to approve in advance all audit or non-audit services to be provided by the independent auditors if presented to the full Audit Committee at the next regularly scheduled meeting.

The following report of the Audit Committee does not constitute soliciting material and should not be deemed filed or incorporated by reference into any other Company filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent the Company specifically incorporates the report by reference therein.

AUDIT COMMITTEE REPORT

The Audit Committee submits the following report:

The Audit Committee operates under a written charter approved by the Board of Directors.

Management is responsible for the Company’s internal controls and financial reporting process. The independent auditors are responsible for performing an independent audit of the Company’s consolidated financial statements and internal control over financial reporting in accordance with generally accepted auditing standards and to issue reports thereon. The Audit Committee’s responsibility is to monitor and oversee these processes.

The Audit Committee has reviewed and discussed the Company’s audited financial statements and internal control report with management and the independent auditors. The Audit Committee discussed with the independent auditors the matters required by Statement on Auditing Standards No. 114, The Auditor’s Communication With Those Charged With Governance. The Audit Committee received written disclosures from the independent auditors as required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees, and discussed with the auditors their independence. The Audit Committee has concluded that the independent auditors are independent from the Company and its management.

Based on the reports and discussions described above, the Audit Committee recommended to the Board of Directors that the Company’s audited financial statements be included in its Annual Report on Form 10-K for the year ended December 31, 2008 for filing with the Securities and Exchange Commission.

Respectfully submitted by the Audit Committee,

Sandra A. Van Trease	Brenda D. Newberry	Robert E. Guest, Jr.
Chairwoman

Principal Accountant
The following table sets forth fees billed to the Company for the years ended December 31, 2008 and 2007 by the Company’s principal accounting firm KPMG LLP:

	December 31,
	2008	2007
Audit fees (1)	$347,350	$413,000
Audit related fees	-	-
All other fees	-	-
	$347,350	$413,000

(1)	Includes professional services rendered for the audit of the Company’s consolidated annual financial statements, reports on internal control and review of financial statements in the Company’s reports on Form 10-Q and services normally provided in connection with regulatory filings including consultation on various accounting matters. In addition, 2007 audit fees includes $75,000 related to professional services rendered for the audit of Clayco Banc Corporation’s consolidated annual financial statements as of and for the years ended December 31, 2006 and 2005.

KPMG representatives are expected to attend the 2009 Annual Meeting. They will have an opportunity to make a statement if they desire to do so and will be available to respond to stockholder questions.

Financial Information Systems Design and Implementation Fees
KPMG LLP did not perform any services and therefore billed no fees relating to operating or supervising the operation of the Company’s information systems or local area network or for designing or implementing the Company’s financial information management systems during 2008.

Nominating and Corporate Governance Committee
The Nominating and Corporate Governance Committee assists the Board in identifying and recommending qualified director nominees for election at the stockholders’ annual meeting. The charter for the Nominating and Corporate Governance Committee may be found at the Company’s website at www.enterprisebank.com. The Committee also recommends membership on Board committees, recommends corporate governance guidelines and oversees an annual Board self-evaluation.

The Committee consists of no fewer than three directors who meet the NASDAQ independence standards. Nominating and Governance Committee members for 2008 were Directors DeCola, Murphy, Newberry, Levey (Committee Chairman), and Saur. Director Saur resigned from the Committee on May 5, 2008. The Committee met five times in 2008.

The Nominating and Corporate Governance Committee may consider candidates for Board membership coming to its attention through current Board members, search firms, stockholders and other persons. Suggestions for nominees from stockholders are evaluated in the same manner as other nominees. Any stockholder nomination must be submitted in writing to the Secretary, Enterprise Financial Services Corp, 150 North Meramec, Clayton, Missouri 63105 and should include the stockholder’s name, address and number of the Company’s shares owned by the stockholder along with the nominee’s name and qualifications.

Stockholders may communicate directly to the Board of Directors by sending a letter to the Board at: Enterprise Financial Services Corp Board of Directors, 150 North Meramec, Clayton, Missouri 63105. All communications directed to the Board of Directors will be received and processed by the Secretary of the Company and will be transmitted to the Chairman of the Nominating and Corporate Governance Committee without any editing or screening.

Compensation Committee
The Compensation Committee consists of Directors Downey (Committee Chairman), Levey, DeCola, Mullins and Murphy. The Compensation Committee met six times in 2008. The Compensation Committee is comprised solely of non-employee directors, all of whom the Board has determined are independent pursuant to the NASDAQ rules. The responsibilities of the Committee are set forth in its charter, which is available on the Company’s website at www.enterprisebank.com, and includes the responsibility for establishing, implementing and continually monitoring compliance with the Company’s compensation philosophy.

Director Compensation

The following table sets forth compensation paid to each of the Company’s directors during 2008.

	Fees Earned or	Stock	Total Annual
	Paid in Cash	Awards	Compensation
Name	($) (a)	($)	($)
Michael A. DeCola	28	18,722	18,750
William H. Downey	9,671	9,579	19,250
Kevin C. Eichner	4,002	3,998	8,000
Robert E. Guest, Jr.	7,908	8,342	16,250
Lewis A. Levey	11,179	11,071	22,250
Birch M. Mullins	25	15,725	15,750
James J. Murphy, Jr.	5	39,995	40,000
Brenda D. Newberry	9,159	9,091	18,250
Robert E. Saur	25	15,725	15,750
Sandra A. Van Trease	46	20,454	20,500
Henry D. Warshaw	31	17,469	17,500

(a) Includes fractional shares paid in cash.

Non-employee Directors receive a $6,000 annual retainer and $750 per board meeting attended. For Committee service, the Chairpersons receive an additional retainer as follows: Audit Committee ($8,000), Compensation Committee ($6,000) and Nominating and Governance Committee ($4,000). Non-Chairperson committee members receive $500 per committee meeting attended. Chairman Murphy receives only an annual fee of $40,000.

Beginning in April 2006, Directors had to choose whether to receive their compensation in 100% EFSC common Stock or 50% cash/50% EFSC common stock. The shares are issued under a Stock Plan for Non-Management Directors, approved by the stockholders in 2006.

EXECUTIVE COMPENSATION

COMPENSATION DISCUSSION AND ANALYSIS

This section provides information regarding the compensation programs, including our overall compensation philosophy, components of compensation that we provide, the objectives and intended incentives of these components, and a discussion of the compensation decisions we have made regarding the following executive officers of the Company:

Name	Title	Age
Peter F. Benoist	President and Chief Executive Officer	61

Frank H. Sanfilippo	Executive Vice President and Chief Financial Officer	46

Stephen P. Marsh	Executive Vice President; Chairman and Chief Executive Officer -	53
	Enterprise Bank & Trust

Linda M. Hanson	President, Kansas City Region, Enterprise Bank & Trust	48

John G. Barry	Executive Vice President, Enterprise Bank & Trust	52

These associates, together with Kevin C. Eichner, our former President and Chief Executive Officer (“CEO”) who retired on May 1, 2008, are referred to as our “Named Executive Officers” or “NEOs” for fiscal year 2008.

Compensation Philosophy
Our vision is to be one of the highest performing growth companies in the financial services industry. To achieve that vision, we must provide exceptional leadership to develop talented and focused associates to deliver outstanding client service and provide value to our stockholders.

Our compensation philosophy is based on performance. We develop and administer compensation programs consistent with the following principles:

  Compensation will be based on clearly defined goals;

  We will align compensation and variable incentives with measurable business results, increases in stockholder value and long-term value growth;

  Our compensation programs will be based on the implementation of our strategic plan;

  We will compensate our associates in ways designed to attract, motivate and retain valuable performers;

  We will provide fair and competitive compensation based on market data; and

  We will implement programs that are easy to understand and administer.

Overview of the Compensation Program
The Compensation Committee of the Board of Directors determines and administers compensation operating under the authority of its Charter. The Committee has responsibility for establishing, implementing and continually monitoring compliance with the Company’s compensation philosophy. You can find the Committee’s Charter online at www.enterprisebank.com.

The Board determines the membership of the Committee and it consists entirely of independent directors. Members of the Committee meet NASDAQ independence standards and are outside directors within the meaning of Section 162(m) of the Internal Revenue Code of 1986. During fiscal year 2008, no Member was an executive officer of another entity on whose compensation committee or board of directors an executive officer of the Company served.

The Committee has overall responsibility relating to compensation for the directors and officers and other associates and delegates certain of those functions to management. In the case of NEOs, the Committee establishes and reviews all aspects of base salaries, short-term annual cash incentive bonuses, and long-term incentives, including the establishment or approval of measurement metrics. With respect to executives below this level, the Committee reviews management’s recommendations for the aspects named above. In the case of the remaining associate population, the Committee reviews, approves, and monitors compensation budgets and proposed methods of generally administering merit changes to base salaries. The Committee has delegated to management the determination and administration of associate benefits while retaining oversight.

As discussed in more detail below, new laws and regulations have been, and continue to be, adopted concerning the executive compensation paid by financial institutions, such as the Company, which have participated in the Troubled Asset Relief Program sponsored by the United States Treasury. The Committee intends to review all components of the Company’s compensation program to assure compliance with these requirements. In some cases, our compensation program may require significant revision to comply with these new rules.

Committee Agendas, Scheduling, and Keeping of the Minutes. Our Senior Vice President of Human Resources, with approval from the Committee Chairman, proposes the agenda and scheduling calendar for the year. Outside counsel of the Committee takes the minutes, which the Committee reviews and approves.

Compensation Consultant. Since May 2002, the Committee has engaged Klemm & Associates, an independent compensation consultant, to advise the Committee on all matters related to the CEO’s compensation and other compensation matters. The consultant does not own any securities of the Company, nor does the consultant have any other business relationship with the Company or other individual associates beyond providing consulting services. The consultant attended all of the Committee meetings in 2008.

The Chairman of the Committee decides the nature and scope of the compensation consultant’s assignments, as well as approving the budget and invoices relating to the consultant. The consultant’s work for the Committee includes:

  Providing analysis of the NEOs’ elements of compensation compared with peer group companies;

  Providing business and technical advice on compensation matters; and

  Discussing and making certain recommendations on specific pay programs and pay levels.

Provided that the Committee Chairman approves the scope of work in advance and monitors its progress, Company management may also engage the consultant for other compensation work. The scope of such work during 2008 consisted principally of advisory work.

Performance Reviews. Each of our executive officers performs an annual self-evaluation of previous year performance and goals for the upcoming year. Our CEO conducted performance evaluations for the other NEOs. The CEO’s evaluations of the other NEOs were presented to the Committee for their review. The Compensation Committee conducted the annual performance evaluation of our CEO and then reviewed and recommended a salary increase. The performance review of our CEO is based on the financial performance of the Company, the increase in stockholder value, growth in the human capital of the organization, the continued reinvestment and improvement of the Company’s product offerings, and the Company’s overall management of risk. The Committee discusses the CEO evaluation without the CEO being present and a Committee member presents the Committee’s recommendations for executive officer compensation to the full Board of Directors.

Benchmarking of Compensation. The Committee uses competitive data to benchmark for the following elements of compensation for NEOs:

  Base salary;

  Short-term annual cash incentives;

  Equity compensation elements such as stock options and restricted stock; and

  Other elements that to date have been reported publicly under SEC rules.

Klemm & Associates provides the Committee with compensation data from a database that derives data directly from publicly reported information called Salary.com CompAnalyst Executive. The database contains essentially all publicly-held U.S. companies including all publicly-held reporting banks. The Committee believes publicly-held reporting banks are the most appropriate group to benchmark ourselves against because we compete with that group for executive associates and for business.

The Committee uses the data for banks with assets of $900 million to $5.0 billion. Approximately 120 banks make up the peer group. The Committee believes that using this single criteria of assets (and not others such as by geographic region or certain named banks) adds a strong element of fairness and impartiality to comparisons. The Committee uses the data not only for compensation comparisons, but also for financial performance measurement, and in particular, determining target and award levels for the Long-Term Incentive Plan described later.

In addition to benchmarking, and in the interest of taking internal equity into account, the Committee examines the relationship of one NEO’s total compensation and sub-elements to other NEO’s.

Compensation Components
Our general policy is that executive compensation should primarily consist of three components: base salary, short-term annual cash incentive bonuses, and long-term equity incentive compensation. We provide modest levels of perquisites, described later, to NEOs. NEOs may elect to participate in a Deferred Compensation Plan that is available to certain other executives as well. We do not provide any executive benefits in the form of supplemental executive retirement plans, top hat plans, or special health care plans. NEOs also participate in other associate benefit programs that are provided or available to the general associate population such as health care, disability, life insurance and a defined contribution plan. These programs are described later.

There is no policy allocating compensation among base salary, short-term annual cash incentives and long-term equity incentives. Instead, the Committee determines the allocation of each component of compensation based on the role of each NEO, performance evaluations and benchmarks. These compensation elements for Mr. Benoist for 2008 were as follows: 45% base salary, 23% short-term annual cash incentive, and 32% long-term equity incentive. On average, these compensation elements for our other NEOs for 2008 were allocated as follows: 55% base salary, 26% short-term annual cash incentive, and 19% long-term equity incentive. For purposes of the above calculations, the long-term equity awards were valued based on their grant date fair value.

Base Salaries. We use base salary to recognize and take into account requisite competencies, experience, and knowledge that we believe our NEOs must possess before considering any variable compensation based on additional skills. In setting base salaries, the Committee considers the NEO’s experience, the difficulty that might be encountered in replacing the NEO, and how limited the pool of qualified people might be, particularly considering the Company’s aggressive goals. We also believe that base salaries should provide a reasonable standard of living commensurate with the executive’s needs and business and community standing.

We set base salary range midpoints at what would be slightly above the midpoint of the benchmarks for general peer group data. We set midpoint salary above the median because performance goals are set at levels well beyond median performance for the peer group and we strive to recruit and retain talent that would be highly sought after by our peers.

With recommendations from the CEO and the Senior Vice President of Human Resources, the Committee reviews NEO base salaries annually based on individual and Company performance, the individual’s level of responsibility, peer group competitive data, internal equity considerations, compensation history, and terms and conditions of each NEO’s employment agreement. In 2008, base salary increases for NEOs and for other executives ranged from 0% to 5% over 2007 levels. Increases normally take effect on March 1 of each year.

Mr. Benoist’s Base Salary. The employment agreement of our CEO, Mr. Benoist, sets his base salary at $425,000 for his new role as CEO. The Committee cannot reduce his base salary without his consent. Salary was determined by the Compensation Committee by benchmarking Mr. Benoist’s salary against data presented by the compensation consultant.

Short-Term Annual Cash Incentive. We intend short-term annual cash incentive programs to help drive an executive’s performance in a given year by focusing on three to six key goals. These goals are designed to maximize the results of their efforts for the Company and are directly linked to implementing the Company’s strategic plan and objectives. For example, Mr. Benoist’s 2008 short-term annual cash incentive goals were based 60% on earnings per share, 20% on asset quality, which is a ratio of the level of classified assets divided by equity and reserves for loan losses and 20% wealth management profit. Due to the Company’s below-expectation performance in 2008, management decided to reduce annual short-term cash incentives below payouts normally calculated through our short-term incentive process.

Mr. Sanfilippo’s 2008 short-term annual cash incentive goals were based 50% on earnings per share, 25% on risk management rating, which includes compliance with Section 404 of Sarbanes-Oxley, successful results from regulatory exams, successfully testing the business continuity plan and Audit Committee support, and 25% on strategic support, which includes effective processes in budgets, forecasting, and acquisitions identification analysis and execution. Mr. Marsh’s 2008 short-term annual cash incentive goals consisted of 60% earnings per share, 15% asset quality, and 25% banking loan growth, deposit growth and wealth management referrals. Mrs. Hanson’s 2008 short-term annual cash incentive goals, included 20% earnings per share, 20% Kansas City region net operating income, 20% on Kansas City loan growth, 20% on credit quality (including past dues, loan review ratings and charge-offs), and 20% on Kansas City region deposit growth. Mr. Barry’s 2008 short-term annual cash incentive goals were based 50% on Arizona net operating income, 30% on Arizona loan growth, and 20% on earnings per share.

Each goal has a threshold, target and exceptional performance level and payment amount. The employment agreement for Mr. Benoist sets his total short-term annual cash incentive payment levels. Other NEOs develop an annual performance grid that lists his or her goals. For each of these NEOs, the CEO of the Company and the Bank reviews the goals and set the potential incentive amounts for each goal and performance level. The relative importance of each goal to all goals is determined. The relative weighting determines potential incentive payments for each goal.

For each goal for other executives, the CEO of the Company and the Bank sets a threshold level of payout for achievement, usually at 70% of target level. For performance below threshold level for any goal, there is no payment. For payment for performance between threshold and target levels, we use straight-line interpolation to establish the payment amount. We extend straight-line interpolation from target through exceptional levels to determine payment for performance above target level.

In the first quarter of each year, our CEO and the Senior Vice President of Human Resources present proposed NEO grids to the Committee for review and approval. After the performance year is completed, the Committee, through use of its outside consultant, verifies the internal computation for short-term annual cash incentives for NEOs.

Long-Term Incentive Compensation. Our objectives for long-term incentive compensation include:

  Aligning incentives with increases in stockholder value (goal congruence);

  Using long-term incentives to attract and retain exceptional talent;

  Encouraging the long-term view in management decision making; and

  Using long-term incentives as a tool to define, encourage, and promote high performance by key associates.

Historically, our equity compensation consisted largely of stock options. In 2004, the Committee reviewed the Company’s stock option program and decided to implement the use of restricted stock units (“RSU’s”) while reserving the ability to grant stock options in certain limited circumstances. The decision was driven by several considerations:

  Companies were beginning to move away from stock option grants because of new requirements to expense them;

  The Committee wanted to address potential long-term dilution of stockholders; and

  The change would provide an opportunity to develop a plan linking long-term incentive pay to performance compared with a peer group.

The use of RSU’s reduces the use of stock options, however, we reserve the right to grant options in certain limited circumstances. In 2008, as it did in 2007, the Committee reviewed the Company’s long-term incentive program and decided to allow the associates the onetime opportunity to convert their awarded RSU’s to Stock Settled Appreciation Rights (“SSAR’s”).

SSAR’s are grants to associates of the right to receive a payment equal to the appreciation of our common stock over the fair market value at the time of the grant. SSAR’s are paid in Company common stock instead of cash. SSAR’s offer comparable incentives to our associates and NEOs and are valued the same as non-qualified stock options for expense purposes, but SSAR’s require the issuance of fewer shares upon exercise and, therefore, reduce dilution to stockholders.

When our associates and NEOs received their 2008 RSU award, they were permitted the opportunity to convert 0-100% of the RSU’s to SSAR’s at a conversion rate of 2.5 SSAR’s to one RSU. This conversion rate was recommended by the compensation consultant and approved by the Compensation Committee. The Committee believes that SSAR’s are an effective way to provide long-term incentive compensation to our associates while limiting the dilutive effects resulting from options and we may in the future offer associates additional opportunities to convert RSU’s to SSAR’s.

While under no obligation to do so, the Committee expects to continue the Long-Term Incentive Plan. The Committee reviews the plan annually for its continued suitability and effectiveness as well as the appropriateness of the performance standard.

Grants And Awards Under The Long-Term Incentive Plan. Working with management and the compensation consultant, the Committee has developed associate groupings and potential award levels for each group taking into account internal pay equity. In order to both mitigate annual expenses for equity compensation and build an associate retention factor, our management utilizes a three-year performance period followed by a five-year vesting period. We model the program with financial projections over a number of years and in accordance with the projections for the strategic plan to provide assurance that the plan will achieve intended results.

Consistent with our goal of being a high performing Company as measured against the previously described peer group, the performance standard sets target long-term performance at the 75th percentile of the peer group using growth in earnings per share.

The Committee has set the threshold level for long-term incentive performance at the 60th percentile of the peer group (payout at 80% of target level), and the exceptional performance level at the 90th percentile and above (payout at 120% of target level).

Each year management makes a recommendation to the Committee for RSU grants in the form of an updated list of associates and proposed grant levels in groupings. Once the Committee reviews and approves the listing and pool level, we grant participating associates a dollar denominated amount, which entitles them to a potential award of RSU’s if the performance standard is met. Compensation under the Long-Term Incentive Plan involves three steps:

  Grant: A participant first receives a grant, which is the setting of performance standards and the amount of incentives which will be awarded if those standards are satisfied.

  Award: If the performance standards are satisfied, the participant receives an award of the equity incentives.

  Vesting: An equity incentive is subject to forfeiture upon the termination of a participant’s employment until the incentive has vested. Awards of most RSU’s, stock options and SSAR’s vest at the rate of 20% per year.

We base the award on the quoted market price per share of Company common stock at the time of the award. We convert the award dollar amounts into RSU’s by dividing the dollar amounts by the Company’s average common stock price for the immediately preceding 10 business days before the award. A grant was made in 2008 which relates to performance for 2008, 2009 and 2010 with a potential award in 2011.

Grants for NEOs are reflected in the Summary Compensation Table on page 20 and the Grants of Plan-Based Awards table on page 21.

Long-Term Incentive Plan Rationale. We designed the plan of annual equity grants and potential awards so that it would provide our managers continued, long-term motivation. We believe the plan is performance-based because:

  The value of the shares is intrinsically tied to Company performance based on comparison to continuously updated peer group performance;

  The design clearly aligns interests of Company managers with the economic interests of stockholders;

  They provide no value until the performance period is over and performance has been achieved and the RSU’s equity-based compensation is potentially awarded;

  It facilitates retention of talented executives as they vest equally over five years; and

  It promotes stock ownership by management.

NEO Perquisites. We provide perquisites and other personal benefits to NEOs that we believe are reasonable and consistent with our overall compensation program. See the Summary Compensation Table on page 20 for more information on these items.

Retirement Plans. We expect executives to plan for and fund their own retirement through a defined contribution 401(k) plan and a Deferred Compensation Plan that permits certain executives to defer a limited portion of salary and bonus into any of several investment alternatives. The Company has historically provided an annual Company match to the 401(k) plan. There are no Company contributions to the Deferred Compensation Plan. We do not maintain defined benefit retirement or executive retirement plans or provide for post-retirement benefits.

2009 Compensation Decisions
Due to deteriorating economic conditions and an increase in loan losses, the overall Company performance in 2008 was less than expectation. To align our compensation practices to Company performance, we have substantially decreased the overall 2009 budgeted annual short-term cash incentive pool, and are reducing overall merit increases to levels that are less than 2008. Additionally, NEOs will not receive any increase to their base salary in 2009.

Stock Ownership Guidelines
We do not currently have any stock ownership guidelines for directors, NEOs or other executives and associates.

Risk Assessment
Pursuant to regulations adopted by the United States Treasury as part of the Capital Purchase Program, in the first quarter of 2009, the Committee met with the Company’s senior risk officers to review incentive compensation arrangements to ensure that such arrangements do not encourage our NEOs to take unnecessary and excessive risks that threaten the value of the Company. As part of this review, the Committee discussed with the Company’s senior risk officers the risks (including long-term as well as short-term risks) that the Company faces that could threaten the value of the Company and identified the features in the Company’s NEO incentive compensation arrangements that could lead NEOs to take such risks. As a result of this analysis, the Compensation Committee has taken the following actions with respect to the Short-Term Annual Cash Incentive Plan for NEO’s for fiscal year 2009:

  Reducing the percent of the incentive bonus attributable to earnings per share, placing less emphasis on short-term operating results;

  Changing the definition and measurement of “Asset Quality” to focus directly on the major asset risks for the Company;

  Adding a new performance measurement to address “Liquidity risk”;

  Increasing the percent of the bonus payment attributable to Asset Quality for the Chief Credit Officer;

  Defining more clearly the performance evaluation for the Chief Financial Officer in connection with Company risk; and

  Adding a discretionary component to the CEO’s and CFO’s target incentives, whereby the Compensation Committee has the opportunity to ensure that their behaviors are clearly aligned with long-term stockholder value.

Change in Control Benefits
We have entered into agreements with certain key executives, including the NEOs, granting them “double trigger” change in control benefits (i.e. the benefit is triggered if the executive is terminated or not offered continued employment upon a change in control of the Company.) The Committee believes these agreements serve the best interests of the Company and its stockholders by ensuring that, in considering any proposed change in control, the NEOs would be able to advise the Board about the potential objectively, without being unduly influenced by personal concerns such as the loss of employment following a change in control. These arrangements are intended to promote stability and continuity of senior management. Information on applicable payments under such agreements for NEOs is contained under the heading “Severance and Change in Control Benefits” on page 26. These change in control benefits are subject to the limitations imposed on the Company as a result of our participation in the United States Treasury Capital Purchase Program, as discussed below.

Section 162(m) of the Internal Revenue Code – Compensation Deductibility Limits
Other than for qualified performance-based compensation, Section 162(m) generally denies a deduction for federal revenue tax wages by any publicly held corporation for compensation paid in a taxable year to the Company’s chief executive officer and four other highest compensated officers to the extent that the officer’s compensation exceeds $1.0 million. In 2006, our stockholders approved an incentive plan that provides for performance-based compensation in compliance with Section 162(m). The plan is intended to permit the deductibility of compensation in excess of $1.0 million per year, if any, when paid in accordance with the plan. There may be circumstances in which the Committee may approve compensation that is not deductible to ensure competitive levels of compensation for its executive officers. To date, Section 162(m) has not limited the deductibility of any compensation paid by the Company.

Compensation Restrictions Imposed by United States Treasury Capital Purchase Program
On December 19, 2008, the Company received an investment of approximately $35.0 million from the United States Treasury under the Capital Purchase Program which was implemented under the Emergency Economic Stabilization Act of 2008 (“EESA”). Under the terms of the Treasury’s investment in the Company and regulations adopted by the Treasury in connection with the Capital Purchase Program, we are subject to the following limitations on compensation payable to our NEOs:

  Pursuant to a “Clawback Policy” adopted by the Committee on December 19, 2008, NEOs are required to return to the Company any bonus or incentive compensation based on statements of earnings, gains or other criteria that are later proven to be “materially inaccurate”;

  The Company was required to agree that, for any taxable year in which the Treasury owns equity or debt securities of the Company, we will not claim any deduction for compensation of an NEO in excess of $500,000; and

  The Company is prohibited from paying “golden parachute payments” to an NEO during the period in which Treasury holds any of the Company’s equity or debt. “Golden parachute payment” is defined as compensation payment or other benefit received on account of an “applicable severance from employment” to the extent that the aggregate present value of such payment exceeds three times the NEO’s average annual compensation over the past three years. An “applicable severance from employment” is a termination of employment either by reason of involuntary termination (which can include constructive termination) or the bankruptcy or receivership of the Company or the Bank.

In addition, Treasury regulations require that no later than March 16, 2009, and annually thereafter for as long as the Company’s securities are held by the Treasury, the Committee must review incentive compensation arrangements with our senior risk officers to ensure that such arrangements do not encourage NEOs to take unnecessary and excessive risks that threaten the value of the Company. Specifically, the Committee must:

  Discuss with the Company’s senior risk officers the risks (including long-term as well as short-term risks) that the Company faces that could threaten the value of the Company;

  Identify the features in the Company’s NEO incentive compensation arrangements that could lead NEOs to take such risks; and

  Limit any such features in order to ensure that the NEOs are not encouraged to take risks that are unnecessary or excessive.

On February 17, the President signed the American Recovery and Reinvestment Act of 2009 (the “ARRA”). Section 7001 of the ARRA completely rewrites the executive compensation rules of the EESA, including the EESA Limitations, by setting forth new restrictions on executive compensation (the “ARRA Limitations”) applicable to any firm which received any financial assistance under the Troubled Asset Relief Program (“TARP”), including the Capital Purchase Program.

Standards for Executive Compensation
The ARRA Limitations set the following new minimum standards for executive compensation policies of firms, such as the Company, which received assistance under TARP. These restrictions are effective for any time period during which a firm has any obligation outstanding under TARP, including the Capital Purchase Program (the “Restricted Period”).

  Prevent Incentives for NEO’s to Take Unnecessary Excessive Risks. The Company must limit NEO compensation practices to prevent incentives for unnecessary and excessive risks.

  Clawback Provision. The Company must provide for recovery from any NEO or any of its next top 20 most highly compensated employees, any bonus, retention award or incentive compensation which is based on statements of earnings, revenues, gains or other criteria that are later found to be materially inaccurate. This expands the existing clawback requirement of the EESA Limitations.

  Prohibition on Severance Payments. No “golden parachute payments” may be made to the five senior executive officers or the next five most highly-compensated employees during the Restricted Period. The term “golden parachute payment” is defined more broadly than under the EESA Limitations and now includes any payment “for departure from a company for any reason, except for payments for services performed or benefits accrued.” This provision, therefore, excludes any form of severance compensation and possibly any accelerated vesting of equity grants upon termination, whether without cause or as a result of a change of control. Note that it applies to the top ten employees (the NEOs plus the next top five most highly compensated employees).

  Limitation on Bonuses. During the Restricted Period, the Company may not pay (or accrue) any “bonus, retention award or incentive compensation” to a group of employees. Unlike the EESA Limitations, the applicability of this restriction is based strictly on the amount of compensation and the number of subject employees depends on the amount of financial assistance received under TARP. This restriction applies to the five most highly compensated employees (whether or not NEOs).

The prohibition does not apply to (1) any bonus required to be paid pursuant to written employment contracts executed on or before February 11, 2009, as such valid employment contracts are determined by Treasury, or (2) payment of “long-term” restricted stock that has a value not exceeding 1/3 of the employee’s total annual compensation, that does not fully vest during the Restricted Period, and that is subject to such other terms and conditions as Treasury determines are in the public interest. The legislation does not make clear how the term “fully vests” is to be interpreted and whether other forms of equity compensation and long-term incentives could qualify for the restricted stock exception.

  Prohibition on Compensation which Encourages Manipulation of Earnings. The Company is not permitted to use compensation plans which “encourage manipulation of reported earnings” to enhance compensation of any employees.

  Limitation on Luxury Expenditures. The Company must have a company-wide policy regarding excessive or luxury expenditures, including entertainment or events, office and facility renovations, aviation or other transportation and other activities or events that are not reasonable performance incentives or other similar measures conducted in the normal course of business.

409A Compliance
The Company amended its employment agreements with NEOs, effective December 19, 2008, to comply with the requirements of Section 409A of the Internal Revenue Code.

COMPENSATION COMMITTEE REPORT

The Compensation Committee of the Company has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K and, based on such review and discussion, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement.

Certification Required Pursuant to Capital Purchase Program Regulations

The Compensation Committee certifies that it has reviewed with senior risk officers the incentive compensation arrangements for its Named Executive Officers and has made reasonable efforts to ensure that such arrangements do not encourage Named Executive Officers to take unnecessary and excessive risks that threaten the value of the Company.

Respectfully submitted by the Compensation Committee,

William H. Downey, Chairman	Michael A. DeCola	Lewis A. Levey

Birch M. Mullins		James J. Murphy, Jr.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

The function and members of the Company’s Compensation Committee are set forth above. All Committee members are independent and none of the Committee members have served as an officer or associate of the Company or a subsidiary of the Company. No named executive officer of the Company serves on any board of directors or compensation committee of any entity that compensates any member of the Compensation Committee.

Some of the directors (including members of the Compensation Committee) and officers of the Company and the Bank, and members of their immediate families and firms and corporations with which they are associated, have had transactions with the Bank, including borrowings and investments. All such loans and investments have been made in the ordinary course of business, have been made on substantially the same terms, including interest rate paid or charged and collateral required, as those prevailing at the time for comparable transactions with unaffiliated persons, and did not involve more than the normal risk of collectability or present other unfavorable features.

SUMMARY COMPENSATION TABLE

The following table shows the compensation paid to the Company’s NEOs for years ended December 31, 2008, 2007 and 2006.

					Non-Equity
					Incentive Plan	All Other
			Stock Awards	Option Awards	Compensation	Compensation
Name and Principal Position	Year	Salary ($)	($) (1)	($) (2)	($) (3)	($) (4)		Total ($)
Kevin C. Eichner (11)	2008	191,424	-	-	-	90,725	(5)	282,149
President and Chief Executive	2007	498,720	-	595,358	-	31,315		1,125,393
Officer	2006	480,000	428,160	52,446	263,037	32,759		1,256,401

Peter F. Benoist	2008	406,368	-	870,372	-	11,800	(6)	1,288,540
President and Chief Executive	2007	363,350	167,427	214,403	21,600	11,675		778,455
Officer	2006	366,667	-	40,271	233,033	14,950		654,921

Frank H. Sanfilippo	2008	202,333	49,605	377,810	37,400	15,300	(7)	682,448
Executive Vice President and	2007	192,499	-	94,532	52,900	15,675		355,606
Chief Financial Officer	2006	182,493	78,050	-	102,650	18,405		381,598

Stephen P. Marsh	2008	275,000	134,392	232,920	-	20,140	(8)	662,452
Executive Vice President;	2007	240,776	131,568	-	34,000	20,015		426,359
Chairman and Chief Executive	2006	221,800	114,845	-	101,227	21,681		459,553
Officer - Enterprise Bank & Trust

Linda M. Hanson	2008	250,000	-	330,972	11,050	27,263	(9)	619,285
Regional President, KC	2007	215,168	-	100,839	78,050	27,138		421,195
Enterprise Bank & Trust	2006	194,532	83,625	-	132,790	27,413		438,360

John G. Barry (12)	2008	250,000	60,006	-	109,142	21,012	(10)	440,160
Executive Vice President	2007	58,814	-	-	50,433	-		109,247
Enterprise Bank & Trust	2006	-	-	-	-	-		-

(1)	The amounts shown in this column represent the dollar value of the award of restricted stock units based on the average of the Company’s common stock price for the ten days preceding the award date. All awards of restricted stock units were made under the 2002 Stock Incentive Plan and are subject to five year vesting. The restricted stock units are settled in stock. Dividends are not paid on unvested shares. These awards are discussed in further detail under the heading “Long-Term Incentive Compensation.”

(2)	The amounts shown in this column represent the grant date fair value of the Company’s common stock computed in accordance with Financial Accounting Standards Board No. 123 (R), Share-Based Payment. For more information, please refer to Note 17 - Compensation Plans included in the Company's 2008 Consolidated Financial Statements included on Form 10-K.

(3)	The amounts shown in this column constitute the Short-Term Annual Cash Incentive earned by each Named Executive Officer based on the Board’s evaluation of each Officer’s performance. These awards are discussed in further detail under the heading “Short-Term Annual Cash Incentive.”

(4)	All other compensation includes company contributions to the 401(k) savings plan, company-paid life and disability insurance and personal benefits. Executives and key management are typically provided a car allowance, which may be used toward the cost of car ownership, including leases/loans, insurance, and maintenance. In some instances, certain executives are allowed usage of a Company leased vehicle in lieu of receiving a car allowance.

(5)	Consists of $80,000 consulting fee, $3,280 401(k) match, $3,055 club dues, $2,000 car allowance, $2,390 life & disability insurance.

(6)	Consists of $5,750 401(k) match, $6,000 car allowance.

(7)	Consists of $5,750 401(k) match, $9,500 club dues.

(8)	Consists of $5,750 401(k) match, $8,340 club dues, $6,000 car allowance.

(9)	Consists of $5,750 401(k) match, $8,548 club dues, $12,000 car allowance, $915 split dollar insurance.

(10)	Consists of $5,750 401(k) match, $11,194 club dues, $3,088 car allowance, $930 split dollar insurance.

(11)	Mr. Eichner retired as President and CEO, effective May 1, 2008.

(12)	Mr. Barry joined the Company on October 5, 2007.

GRANTS OF PLAN-BASED AWARDS

The following table sets forth the individual Plan-Based awards for each of the NEOs during 2008. The exercise or base price of any equity-based award was equal to the fair market value of the shares on the date of grant, as determined by the Board of Directors.

						All Other
						Option
					Estimated Future	Awards:	Exercise
					Payouts Under	Number of	or Base
					Equity Incentive	Securities	Price of
		Estimated Future Payouts Under			Plan Awards	Underlying	Option
		Non-Equity Incentive Plan Awards			(1) (2)	Options	Awards
	Grant	Threshold	Target	Maximum	Target
Name	Date	($)	($)	($)	(#)	(#)	($/Sh)
Kevin C. Eichner (3)		-	-	-	-	-	-
Peter F. Benoist	1/5/2008	-	-	-	-	3,970	22.90
	6/13/2008	246,400	308,000	369,600	43,178	-	-
	9/24/2008	-	-	-	-	50,000	21.49
Frank H. Sanfilippo	6/13/2008	61,600	77,000	92,400	7,318	-	-
	9/24/2008	-	-	-	-	36,000	21.49
Stephen P. Marsh	6/13/2008	89,600	112,000	134,400	6,280	-	-
	7/7/2008	-	-	-	-	36,000	15.95
Linda M. Hanson	6/13/2008	65,600	82,000	98,400	11,495	-	-
	7/7/2008	-	-	-	-	36,000	15.95
John G. Barry	6/13/2008	40,000	50,000	60,000	2,804	-	-

(1)	Restricted stock units (RSU's) granted on June 13, 2008. Vesting will occur ratably over 5 years beginning on December 15, 2008. Dividends are not paid on unvested restricted stock units.

(2)	Pursuant to a one time offer, the NEO's listed above had the option to exchange RSU's granted on June 13, 2008, for Stock Settled Appreciation Rights (SSAR's) at a ratio of 2.5 SSAR's for each RSU surrendered. Vesting of SSAR's will occur ratably over 5 years beginning on December 15, 2008.

(3)	Mr. Eichner retired as President and CEO, effective May 1, 2008.

Note: For more information, please refer to Note 17 - Compensation Plans included in the Company's 2008 Consolidated Financial Statements on Form 10-K.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR END

The following table sets forth the outstanding, unvested equity awards as of December 31, 2008, for each NEO.

		Option Awards			Stock Awards
	Number of	Number of			Number of
	Securities	Securities			Shares or	Market Value
	Underlying	Underlying			Units of	of Shares or
	Unexercised	Unexercised	Option		Stock That	Units of Stock
	Options	Options	Exercise	Option	Have Not	That Have Not
	(#)	(#)	Price	Expiration	Vested	Vested
Name	Exercisable (2)	Unexercisable (2)	($)	Date	(#)	($)
Kevin C. Eichner (1)	-	-	-
Total	-	-	-		-	-
Peter F. Benoist	50,000	-	10.25	10/1/2012
	37,313	-	13.40	5/13/2013
	3,850	-	22.73	1/5/2016
	1,933	967	30.17	1/5/2017
	1,324	2,646	22.90	1/5/2018
	6,602	9,906	25.63	6/15/2017
	8,635	34,543	20.63	6/13/2018
	-	50,000	21.49	9/24/2018
Total	109,657	98,062	17.65		10,282	156,698
Frank H. Sanfilippo	15,000	-	11.75	7/1/2011
	5,100	-	10.25	9/24/2012
	11,194	-	13.40	5/13/2013
	3,536	5,307	25.63	6/15/2017
	1,000	4,000	20.63	6/13/2018
	-	36,000	21.49	9/24/2018
Total	35,830	45,307	18.26		4,077	62,133
Stephen P. Marsh	-	36,000	15.95	7/7/2018
Total	-	36,000	15.95		11,236	171,237
Linda M. Hanson	3,772	5,661	25.63	6/15/2017
	2,299	9,196	20.63	6/13/2018
	-	36,000	15.95	7/7/2018
Total	6,071	50,857	18.50		2,351	35,829
John G. Barry
Total	-	-			2,244	34,199

(1)	Mr. Eichner retired as President and CEO, effective May 1, 2008, therefore no longer has any outstanding options.

(2)	All amounts represent incentive stock options and/or nonqualified stock options, except for SSAR's granted as follows: June 15, 2007, expires June 15, 2017; June 13, 2008, expires June 13, 2018; July 7, 2008, expires July 7, 2018; and September 24, 2008, expires September 24, 2018.

Option Exercises and Stock Vested

The following table sets forth information concerning any option exercises or vested stock awards for each NEO during 2008.

	Option Awards		Stock Awards
	Number of		Number of
	Shares	Value	Shares	Value
	Acquired on	Realized on	Acquired on	Realized on
	Exercise (1)	Exercise	Vesting (1)	Vesting
Name	(#)	($)	(#)	($)
Kevin C. Eichner	151,114	1,279,284	-	-
Peter F. Benoist	-	-	5,439	69,946
Frank H. Sanfilippo	-	-	2,074	26,672
Stephen P. Marsh	8,333	61,164	4,492	57,767
Linda M. Hanson	-	-	1,694	21,785
John G. Barry	-	-	560	7,202

(1)	Includes shares acquired that were subsequently withheld to pay for taxes.

Nonqualified Deferred Compensation Plans

The following table sets forth information on Nonqualified Deferred Compensation Plans for each NEO during 2008.

	Executive	Aggregate		Aggregate
	Contributions	Earnings in	Aggregate	Balance at
	in Last Fiscal	Last Fiscal	Withdrawals/	Last Fiscal
Name	Year	Year	Distributions	Year End
Kevin C. Eichner	$-	$(20,496)	$(416,581)	$-
Peter F. Benoist	18,125	(89,530)	-	201,665
Frank H. Sanfilippo	20,233	(72,440)	-	171,523
Stephen P. Marsh	28,090	(92,212)	-	276,910
Linda M. Hanson	-	-	-	-
John G. Barry	15,000	(3,096)	-	11,904

EXECUTIVE EMPLOYMENT AGREEMENTS

All of the Executive Employment Agreements described below are subject to the EESA Limitations and the ARRA Limitations discussed above, which, among other things, limit or prohibit severance compensation and bonuses, and require recovery by the Company of variable compensation which is based on statements of earnings, revenues, gains or other criteria that are later found to be materially inaccurate.

Executive Employment Agreement with Mr. Benoist
Effective May 1 2008, the Company entered into an Executive Employment Agreement with Mr. Benoist for his new role as CEO. The agreement replaced his previous agreement, which had been in effect since November 1, 2005. The following is intended to be a general summary of certain provisions of the agreement. Other elements of his agreement are referred to in earlier sections above.

The agreement specifies that Mr. Benoist will serve as President and Chief Executive Officer. The initial term ends on December 31, 2013, and shall be automatically extended for one year terms beginning January 1 and ending December 31 unless either the Company or executive provide written notice to the other party at least 90 days prior to expiration of the initial term or renewal term. The term may be extended by mutual written agreement of Mr. Benoist and the Company. Mr. Benoist’s duties and responsibilities are in the agreement. We believe them to be consistent with the duties and responsibilities for the chief executive of a financial services company.

Termination and Severance Compensation – Mr. Benoist
The agreement provides Mr. Benoist with severance compensation in the event of his termination under certain circumstances. The agreement also has confidentiality and non-compete provisions for his period of employment and for a period of one year after termination of his employment.

The method of termination determines the amount of severance compensation, if any, due to Mr. Benoist. Generally, he is entitled to payment of accrued base salary, bonus to the extent earned and payable, and accrued benefits through his date of termination.

If the Company terminates Mr. Benoist “other than for cause”, he will also be paid as severance compensation the amount of one year base salary and one year target level bonus, subject to the execution of a release and waiver of all claims. If he is terminated in a “change in control,” he will be paid as severance compensation 24 months of base salary and target level bonus, paid in a discounted lump sum, and all unvested equity awards will become vested. Upon “voluntary” termination, termination “for cause”, disability or death, neither Mr. Benoist nor his estate will be entitled to any severance compensation.

Other Executive Employment Agreements with NEOs
Each of the other NEOs has an Executive Employment Agreements. Following is a summary of key provisions of the Executive Employment Agreements for NEOs, Sanfilippo, Marsh, Hanson and Barry.

Termination and Severance Compensation – Mr. Sanfilippo
The agreement provides Mr. Sanfilippo with severance compensation in the event of his termination under certain circumstances. The agreement also has confidentiality and non-compete provisions for his period of employment and for a period of one year after termination of his employment.

The method of termination determines the amount of severance compensation, if any, due to Mr. Sanfilippo. Generally, he is entitled to payment of accrued base salary, bonus to the extent earned and payable, and accrued benefits through his date of termination.

If Mr. Sanfilippo is terminated in a “change in control,” or terminated “other than for cause” while the Company is engaged in bona fide discussions regarding a potential “change in control”, he will be paid as severance compensation two years of base salary and target level bonus, paid in a discounted lump sum, and all unvested equity awards will become vested. Upon any other termination, disability or death, neither Mr. Sanfilippo nor his estate will be entitled to any severance compensation.

Termination and Severance Compensation – Mr. Marsh
Effective July 1, 2008, the Company entered into an agreement with Mr. Marsh in conjunction with his new role as Chairman and CEO of Enterprise Bank & Trust. This agreement replaces his previous agreement effective September 8, 2004.

The agreement provides Mr. Marsh with severance compensation in the event of his termination under certain circumstances. The agreement also has confidentiality and non-compete provisions for his period of employment and for a period of one year after termination of his employment.

The method of termination determines the amount of severance compensation, if any, due to Mr. Marsh. Generally, he is entitled to payment of accrued base salary, bonus to the extent earned and payable, and accrued benefits through his date of termination.

If the Company terminates Mr. Marsh “other than for cause,” he will also be paid as severance compensation the amount of twelve months base salary in a discounted lump sum. If he is terminated in a “change in control,” he will be paid as severance compensation one year of base salary, paid in a discounted lump sum, and one year of target level bonus, and all unvested equity awards will become vested. Upon any other termination, disability or death, neither Mr. Marsh nor his estate will be entitled to any severance compensation.

Termination and Severance Compensation – Mrs. Hanson
The agreement provides Mrs. Hanson with severance compensation in the event of her termination under certain circumstances. The agreement also has confidentiality and non-compete provisions for her period of employment and for a period of one year after termination of her employment.

The method of termination determines the amount of severance compensation, if any, due to Mrs. Hanson. Generally, she is entitled to payment of accrued base salary, bonus to the extent earned and payable, and accrued benefits through her date of termination.

If Mrs. Hanson is terminated in a “change in control,” she will be paid as severance compensation one year of base salary, paid in a discounted lump sum, and one year of target level bonus, and all unvested equity awards will become vested. This payment coincides with the one year non-compete covenant in her agreement, which provides that she will not, for the period of employment and twelve months afterward, solicit customers of the Company or seek to solicit associates to leave employment of the Company. If upon termination other than for cause after a “change in control”, the Company does not pay the one year severance compensation, then Mrs. Hanson will not be held to the non-compete and non-solicitation provisions of her agreement.

Upon any other termination, disability or death, neither Mrs. Hanson nor her estate will be entitled to any severance compensation.

Termination and Severance Compensation – Mr. Barry
The agreement provides Mr. Barry with severance compensation in the event of his termination under certain circumstances. The agreement also has confidentiality and non-compete provisions for his period of employment and for a period of one year after termination of his employment.

The method of termination determines the amount of severance compensation, if any, due to Mr. Barry. Generally, he is entitled to payment of accrued base salary, bonus to the extent earned and payable, and accrued benefits through his date of termination.

If the Company terminates Mr. Barry “other than for cause,” he will also be paid as severance compensation twelve months of base salary and one year target level bonus, subject to the execution of a release and waiver of all claims. If he is terminated in a “change in control,” he will be paid as severance compensation 24 months of base salary and two years of target level bonus, and all unvested equity awards will become vested. Upon “voluntary” termination, the Company may choose to pay as severance compensation one year base salary and one year target level bonus, which will cause Mr. Barry to be held to the non-compete provision of his agreement.

Upon any other termination, disability or death, neither Mr. Barry nor his estate will be entitled to any severance compensation.

Resignation of Mr. Eichner
On March 3, 2008, Mr. Eichner notified the Company of his intent to resign on May 1, 2008. As a result of his resignation, Mr. Eichner was deemed to have voluntarily terminated his employment and received no severance pay. In addition, Mr. Eichner forfeited 50,935 unvested SSARs, 14,510 unvested options and 15,376 unvested RSUs.

In connection with Mr. Eichner’s intent to retire, the Company entered into a Consulting Agreement (the “Consulting Agreement”) with Mr. Eichner, effective May 1, 2008. The Consulting Agreement provides that Mr. Eichner will (i) provide strategic consulting services to the Company as requested, up to a maximum of twenty four (24) days per year, and (ii) continue to serve as a member of the Board of Directors of the Company and certain subsidiaries of the Company, including serving as Vice Chairman of the Board of Directors of the Company. The term of the Consulting Agreement continues until terminated upon 90 days written notice.

In exchange for such services, during the term of the Consulting Agreement, Mr. Eichner will be entitled to a consulting fee of $10,000 per month plus compensation to which Mr. Eichner may be entitled under the Company’s general policies regarding non-associate director compensation. Currently, non-associate directors are entitled to a $6,000 annual retainer plus $750 per board meeting attended. The Consulting Agreement further specifies that the one year non-competition period under Mr. Eichner’s Executive Employment Agreement will commence on the termination of the consulting term.

The Committee felt that the Consulting Agreement was necessary and appropriate to ensure an orderly transition of the CEO function to Mr. Benoist. The Consulting Agreement will terminate on April 30, 2009.

Severance and Change in Control Compensation
As we indicate above, our NEOs are entitled to severance and change in control compensation under certain termination of employment events. The following table quantifies the amount of such compensation which would have been received if the terminations had occurred as of December 31, 2008. In the case of acceleration of unvested equity awards, the amount shown is based upon the closing price of $15.24 per share for our common stock as of December 31, 2008, and reflects the value of RSU’s and the net cash equivalent due the holder offset by any exercise or "strike" price for stock options and SSARs. Accordingly, no value is attributed in the table to stock options or SSARs in which the exercise or strike price exceeds $15.24 per share.

							Total
							Compensation	Total
			Severence	Severence Upon	Acceleration		Upon	Compensation
		Disability/	Upon	Change In	of Unvested		Involuntary	Upon Change in
	Voluntarily	Death/For	Involuntary	Control	Equity	Sick Days	Termination w/o	Control
	Termination	Cause	w/o Cause	Termination	Awards	Payout	Cause	Termination
Name	(a)	(b)	(c)	(d)	(e) (1)	(f) (2)	(c+f)	(d+e+f)
Kevin C. Eichner	none	none	none	none	none	none	none	none
Peter F. Benoist	none	none	$648,333	$1,268,553	$156,698	$3,497	$651,830	$1,428,748
Frank H. Sanfilippo	none	none	none	574,506	62,133	19,399	19,399	656,038
Stephen P. Marsh	none	none	270,219	656,809	171,237	9,254	279,473	837,300
Linda M. Hanson	none	none	none	355,654	35,829	3,846	3,846	395,329
John G. Barry (3)	none	none	375,000	750,000	34,199	none	375,000	784,199

All amounts subject to the EESA limitations and ARRA Limitations described in the Compensation Discussion and Analysis above.

(1)	In 2007, management changed the policy related to unused sick pay at termination. As a result, unused sick day payouts were frozen at the December 31, 2007 balances. Associates, including the NEO's are allowed to use their accumulated sick pay, but they are no longer allowed to accumulate and carry over current year sick pay.

(2)	Unvested equity awards accelerate and become fully vested upon death or termination upon a Change in Control.

(3)	Severance payment triggered by a termination of employment within year after a change in control and is in lieu of other severance for involuntary termination without cause.

ADVISORY (NON-BINDING) APPROVAL OF EXECUTIVE COMPENSATION — (Proposal A)

As required by the ARRA, we are providing our stockholders the opportunity to vote on an advisory (nonbinding) resolution to approve our executive compensation as described in the section captioned “Compensation Discussion and Analysis,” the tabular disclosure regarding compensation of our NEOs and the narrative disclosure accompanying those tables, all as set forth in pages 12 through 19 and 21 through 27 of this proxy statement.

The following resolution is submitted for stockholder approval:

Resolved, that the stockholders approve the compensation of the Company’s named executive officers, as disclosed in the Company’s proxy statement for the 2009 Annual Meeting of Stockholders, including the Compensation Discussion and Analysis, the tabular disclosure regarding compensation of our Named Executive Officers and the narrative disclosure accompanying those tables.

Because your vote is advisory, it will not be binding upon the Board, however the Board will take the outcome of this vote into consideration in making future executive compensation decisions.

For the reasons set forth in this Proxy Statement, we believe that our compensation polices and procedures are centered on a pay-for-performance culture, are competitive in our marketplace, and are strongly aligned with the long-term interests of our stockholders, and that the compensation paid to our executives is consistent with such policies and procedures.

THE BOARD UNANIMOUSLY RECOMMENDS A VOTE FOR THIS RESOLUTION.

INFORMATION REGARDING BENEFICIAL OWNERSHIP OF CERTAIN BENEFICIAL
OWNERS AND MANAGEMENT

Except as noted below, the following tables show, as of February 20, 2009, certain information about ownership of Common Stock by: (i) those persons or entities known by management to beneficially own more than 5% of our common stock (ii) each director, the NEOs, and (iii) all directors and executive officers as a group. As of February 20, 2009, there were 12,831,457 shares of common stock outstanding.

	Number of	Percentage of
Name & Address of Beneficial Owner	Shares	Ownership
Wellington Management Company, LLP	1,151,410 (1)	8.3%
75 State Street
Boston, MA 02109

(1) Holdings reported on From 13G filed on February 17, 2009

	Number of	Percentage of
Beneficial Owner	Shares (1) (2)	Ownership
Henry D. Warshaw (3) (10)	368,688	2.9%
Kevin C. Eichner (5)	289,217	2.3%
Peter F. Benoist (3) (4) (6)	246,476	1.9%
Robert E. Guest, Jr. (7)	187,652	1.5%
James Murphy	149,359	*
Robert E. Saur (5) (9)	135,097	*
Linda M. Hanson (3) (4) (5) (8)	86,111	*
Lewis Levey	81,069	*
Birch M. Mullins	63,114	*
Frank H. Sanfilippo (3) (4) (5)	56,287	*
Stephen P. Marsh (4)	44,233	*
William H. Downey	14,974	*
Sandra VanTrease	12,742	*
Michael A. DeCola (11)	5,649	*
John G. Barry (5)	5,118	*
Brenda D. Newberry	936	*
All Directors and Executive Officers as a
Group (16 total)	1,746,722	13.6%

* Less than 1%

(1)	Pursuant to the rules of the Securities and Exchange Commission, certain shares of Common Stock which a person has the right to acquire within 60 days pursuant to the exercise of stock options and warrants reflected in the number of shares in this table and are deemed to be outstanding for the purpose of computing beneficial ownership and the percentages of ownership of that person, but are not deemed outstanding for the purposes of computing the percentage ownership of any other person. All directors and executive officers as a group hold options to purchase an aggregate of 155,195 shares of Common Stock.

(2)	Unless otherwise indicated, the named person has sole voting and investment power for all shares shown.

(3)	Includes options outstanding and exercisable as of December 31, 2008, or within 60 days thereafter, including those beneficially owned by the named person, as follows: Mr. Benoist, 109,657 shares; Mrs. Hanson, 6,071 shares; Mr. Warshaw, 3,637 shares; Mr. Sanfilippo, 35,830 shares; all directors and named executive officers as a group, 155,195 shares.

(4)	Includes shares indirectly held in the EFSC Incentive Savings Plan beneficially owned by the named person, as follows: Mr. Benoist, 673 shares; Mrs. Hanson, 1,278 shares; Mr. Marsh, 306 shares; and Mr. Sanfilippo, 1,109 shares.

(5)	Includes shares held by a bank as collateral, as follows: Mr. Barry, 4,707 shares; Mr. Eichner, 222,627 shares; Mrs. Hanson 7,608 shares; Mr. Sanfilippo, 6,261 shares; Mr. Saur, 130,000 shares.

(6)	Includes 111,400 shares held jointly by Mr. Benoist and his spouse as to which Mr. Benoist has shared voting and investment power and 24,746 shares held in the name of Mr. Benoist in which he has sole voting and investment power.

(7)	Includes 754 shares held in the name of Mr. Guest in which he has sole voting and investment power. Includes 113,047 shares held jointly by Mr. Guest and his spouse as to which Mr. Guest has shared voting and investment power; 8,220 shares held in an Individual Retirement Account for the benefit of Mr. Guest’s spouse as to which Mr. Guest has shared voting and investment power; 41,511 shares held in a trust for the benefit of Mr. Guest’s children as to which Mr. Guest is a co-trustee and has shared voting and investment power; includes 24,120 shares held in an account for the benefit of Mr. Guest’s children of which the spouse of Mr. Guest is the trustee.

(8)	Includes 8,500 shares held in an Individual Retirement Account for the benefit of Mrs. Hanson, in which Mrs. Hanson has sole voting and investment power; 12,875 shares held in the name of Mrs. Hanson, in which she has sole voting and investment power; 43,472 shares held jointly by Mrs. Hanson and her spouse as to which Mrs. Hanson has shared voting and investment power; 13,915 shares held for the benefit of Mrs. Hanson’s children as to which Mrs. Hanson has sole voting and investment power.

(9)	Includes 2,722 shares held in the name of Mr. Saur in which Mr. Saur has sole voting and investment power; 116,940 shares held in a trust for the benefit of Mr. Saur in which Mr. Saur has sole voting and investment power; and 15,435 shares held in a family partnership as to which Mr. Saur has shared voting and investment power.

(10)	Includes 25,740 shares held in an Individual Retirement Account for the benefit of Mr. Warshaw, in which Mr. Warshaw has sole voting and investment power; 25,980 shares held in an Individual Retirement Account for the benefit of the spouse of Mr. Warshaw, as to which Mr. Warshaw has shared voting and investment power; 25,479 shares in the name of Mr. Warshaw in which Mr. Warshaw has sole voting and investment power and the right to acquire 287,852 shares upon conversion of trust preferred securities issued by a statutory trust subsidiary of the Company.

(11)	Includes 4,000 shares held jointly by Mr. DeCola and his spouse as to which Mr. DeCola has shared voting and investment power and 1,649 shares held in the name of Mr. DeCola in which he has sole voting and investment power.

Related Person Transactions
Director Warshaw manages Virtual Realty Enterprises, LLC, a Missouri limited liability company (“VRE”). On December 12, 2008, VRE, purchased $5,000,000 of the trust preferred securities and also holds a 0.7481% interest in VRE. In addition each of Directors Eichner, Mullins, Van Trease, and DeCola are passive investors in VRE, collectively holding an aggregate 0.8674% interest in VRE.

The trust preferred securities were issued by EFSC Capital Trust VIII, a Delaware statutory trust (the “Trust”), as part of an issuance of a total of $25,000,000 of preferred securities to a group of investors led by an east coast investment company manager. The Trust used the proceeds generated from the issuance and sale of the trust preferred securities to purchase 9.00% Junior Subordinated Deferrable Interest Debentures maturing in 2038 from the Company in the aggregate principal amount of $25,000,000.

The debentures are the sole assets of the Trust and are senior to common stock, but are subordinate to the prior payment of any other indebtedness of the Company that, by its terms, is not similarly subordinated. The trust preferred securities have no stated maturity date, but as a practical matter, will receive a final payment of their outstanding liquidation amount plus accrued but unpaid interest, upon payment to the Trust by the Company of the debentures at their maturity. The trust preferred securities carry a cumulative preferred dividend payable on the same payment dates and in the same amount as, and only to the extent that, the Company pays interest to the Trust on an equivalent principal amount of the debentures.

Subject to certain regulatory approvals, the debentures and the trust preferred securities are each callable by the Company or the Trust, as applicable, at their option after December 15, 2013. Until June 12, 2009, holders of the trust preferred securities will also have the right to participate in any future equity offering that the Company proposes to engage in at the same percentage that such holders participated in the issuance of the trust preferred securities.

The trust preferred securities are convertible into shares of the Company’s Common Stock at a conversion price of $17.37, which represents 110% of the average closing price for the Company’s Common Stock for the five trading days following the Company's third quarter earnings press release on October 23, 2008. VRE will be entitled to exchange its Trust Preferred Securities for 287,852 shares of the Company’s Common Stock.

Review of Related Person Transaction
The issuance of trust preferred securities to VRE was approved by the board of directors by a vote of the disinterested directors after deliberations by only the disinterested directors. The disinterested directors considered the terms of the offering, which were identical to terms negotiated by the lead investor, and the benefits to the Company of the capital provided by the sale of the trust preferred securities.

Section 16 (a) Beneficial Ownership Reporting Compliance
Section 16(a) of the Securities Exchange Act of 1934 requires directors, certain officers and all persons who beneficially own more than 10 percent of our Common Stock file reports with the Securities and Exchange Commission with respect to beneficial ownership of our Securities. We have adopted procedures to assist our directors and executive officers in complying with the Section 16(a) filings.

Based solely upon our review of the copies of the filings that we received with respect to the fiscal year ended December 31, 2008, or written representations from certain reporting persons, we believe that all reporting persons made all filings required by Section 16(a) in a timely manner, except that Jack Barry filed a late Form 4 on October 30, 2008 reporting one transaction and, due to an administrative error on the part of the Company, director Brenda Newberry filed a late Form 4 on March 13, 2008 reporting one transaction.

PROPOSALS OF STOCKHOLDERS

Stockholders are entitled to present proposals for action at a forthcoming Stockholders’ meeting if they comply with the requirements of the SEC proxy rules. Any proposals intended to be presented at the 2010 Annual Meeting of Stockholders of the Company must be received at the Company’s principal office at 150 North Meramec, Clayton, Missouri 63105 on or before November 20, 2009 in order to be considered for inclusion in the Company’s proxy statement and form of proxy relating to such meeting.

OTHER MATTERS

As of the date of this Proxy Statement, the Board of Directors of the Company does not intend to present, nor has it been informed that other persons intend to present, any matters for action at the Annual Meeting, other than those specifically referred to herein. If, however, any other matters should properly come before the Annual Meeting, it is the intention of the persons named on the Proxy Card to vote the shares represented thereby in accordance with their judgment as to the best interests of the Company on such matters.

ADDITIONAL INFORMATION

The Company’s Internet website is www.enterprisebank.com. We make available free of charge on or through our website, various reports that we file with or furnish to the Securities and Exchange Commission (“SEC”), including our annual reports, quarterly reports, current reports and proxy statements. These reports are made available as soon as reasonably practicable after they are filed with or furnished to the SEC.

By Order of the Board of Directors,

Noel J. Bortle, Secretary

ENTERPRISE FINANCIAL SERVICES CORP

PROXY FOR ANNUAL MEETING OF STOCKHOLDERS
APRIL 30, 2009 – 4:00 p.m.
The Kemp Auto Museum
16955 Chesterfield Airport Road
Chesterfield, MO 63005

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The stockholder(s) whose signature(s) appear(s) on the reverse side of this proxy card hereby appoint(s) Peter F. Benoist and James J. Murphy, Jr., or any of them, each with full power of substitution, as proxies to vote all shares of Enterprise Financial Services Corp common stock that the stockholder(s) would be entitled to vote on all matters that properly come before the 2009 Annual Meeting and at any adjournment or postponements. The proxies are authorized to vote in accordance with the specifications indicated by the stockholder(s) on the reverse side of this proxy card. If this Proxy card is signed and returned by the stockholder(s) and no specifications are indicated, the proxies are authorized to vote “FOR” the election of all nominees as unanimously recommended by the Board of Directors of Enterprise Financial Services Corp. Absent specific instructions with respect to cumulative voting, the appointed proxies will have full discretionary authority to vote cumulatively among all, or less than all, nominees and to allocate such votes among all, or less than all, of such nominees (other than nominees with respect to whom such authority has been withheld) in the manner the Board of Directors shall recommend, or otherwise in the proxies’ discretion. If this proxy card is signed and returned, the proxies appointed thereby will be authorized to vote in their discretion on any other matters that may be presented for a vote at the 2009 Annual Meeting and at any adjournments or postponements.

(CONTINUED, AND TO BE DATED AND SIGNED ON THE REVERSE SIDE.)

Vote on Directors

1.	ELECTION OF DIRECTORS
Election of 12 directors to hold office until the next Annual Meeting of Stockholders or until their successors shall have been duly elected and qualified.

/ / For All	/ / Withhold For All	/ / For All Except	To withhold authority to vote for any individual nominee, mark “For All Except” and write the nominee’s name on the line below

01)	Peter F. Benoist	07)	Lewis A. Levey
02)	Kevin C. Eichner	08)	Birch M. Mullins
03)	James J. Murphy, Jr.	09)	Brenda D. Newberry
04)	Michael A. DeCola	10)	Robert E. Saur
05)	William H. Downey	11)	Sandra A. Van Trease
06)	Robert E. Guest, Jr.	12)	Henry D. Warshaw

Vote on Proposal

2.	Proposal A, an advisory (non-binding) vote to approve our executive compensation.

	/ / For	/ / Against

(Please sign exactly as name appears on the label for this mailing. When stock is registered jointly, all owners must sign. When signing as attorney, executor, administrator, trustee or in another representative capacity, include signature and title. If a corporation, please sign the full corporate name by the President or other authorized officer. If a partnership, please sign in partnership name by an authorized person.)

Signature	Date	Signature	Date